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EXHIBIT 10.12

MANAGEMENT AGREEMENT

        This management agreement (the "Agreement") is made this 3rd day of October, 2003, between American IronHorse Motorcycle Company, Inc., a Texas corporation ("AIMC"), and Xponential, Inc., a Delaware corporation ("Xponential").

        On October 3, 2003 Xponential purchased a $1,000,000 principal amount 12% secured promissory note due September 30, 2004 from AIMC (the "Note").

        The parties hereto agree as follows:

        1.    Management Services.    The management services will be provided by Mr. Robert W. Schleizer and/or Mr. John Boudreau and other employees of Xponential approved by AIMC (collectively, the "Advisors"). Messrs. Schleizer and Boudreau will serve on a management committee consisting of five individuals, the remaining members of which will be the members of the Executive Committee of the Board of Directors of AIMC (the "Board"). The current members of the Executive Committee of the Board are Messrs. Dwayne A. Moyers, Charles Strand, and Donald G. Wilson. The management committee, although not a Board committee, will report directly to the Board and will have authority with respect to cash flow decisions of AIMC, management of operations, and provide weekly reports to the Board regarding cash flow, risks and operations.

        2.    Executive Management Fee.    The management fee will be based on the number of hours worked by each Advisor at $250.00 per hour per Advisor. The management fee will be paid monthly within ten (10) days immediately following the submission by Xponential to AIMC of a statement for services rendered for the immediately preceding month; however, in no event will the management fee be less than $20,000 or more than $25,000 per month, unless an increase in management fees is otherwise approved by the Board.

        3.    Termination.    This Agreement will terminate upon the earlier to occur of the following: (a) repayment in full of the Note; or (b) the expiration of six (6) months immediately following the conversion in full of the Note pursuant to the "Rights Offering" as provided in the Subscription Agreement whereby Xponential subscribed to purchase the Note.

        4.    Limitation of Liability; Release; and Indemnification.    Anything herein to the contrary notwithstanding, in the event of a breach by Xponential of its management obligations under this Agreement, the sole remedy of AIMC and any other party, absent fraud, willful misconduct, or gross negligence on the part of Xponential, shall be the termination of Xponential's management obligations under this Agreement. AIMC hereby fully and forever irrevocably waives, releases, discharges, indemnifies, and agrees to hold harmless Xponential, and its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, predecessors, executors, administrators, successors and assigns (collectively, the "Released Parties") from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law or equity, which AIMC ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, known or unknown, mature or contingent, in any way relating or pertaining to or otherwise involving, directly or indirectly, this Agreement and/or the actions or inactions of Xponential in the performance of its management obligations hereunder, other than actions or inactions based on the fraud, willful misconduct, or gross negligence of Xponential.

        5.    Relationship of Parties.    Xponential shall be an independent contractor in connection with its performance of its obligations under this Agreement. Nothing contained in this Agreement shall constitute AIMC and Xponential as members of any partnership, joint venture, or other entity.

        6.    Binding Effect; Assignments.    This Agreement will be binding upon and inure to the benefit of Xponential and AIMC and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

        7.    Notices.    Any notice provided for herein will be in writing and will be deemed to have been given when: (i) personally delivered; (ii) when sent by telecopier and confirmed within forty-eight (48) hours by letter mailed or delivered to the party to be notified; or (iii) three (3) days following deposits for mailing by first class certified mail, return receipt requested. Notices will be delivered to the addresses set forth below:

If to Xponential:	Xponential, Inc. 2175 Old Concord Road SE, Suite 200 Smyrna, Georgia 30080 Attention: Robert W. Schleizer
If to AIMC:	American IronHorse Motorcycle Company, Inc. 4600 Blue Mound Road Fort Worth, Texas 76106 Attention: John R. Boudreau

        8.    No Warranties or Representations.    The parties hereto agree that Xponential has not guaranteed any profitability from the business operations of AIMC and AIMC has not been induced into executing this Agreement by, or has not relied upon, any projections of potential profitability from such business operations.

        9.    Entire Agreement.    This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between Xponential and AIMC, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

        10.    Waiver.    No waiver at any time of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision at any other time.

        11.    Attorneys' Fees and Costs.    If any action at law or in equity is necessary to enforce or construe this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees, costs and other disbursements reasonably incurred in such action in addition to all other relief to which the prevailing party may be entitled.

        12.    Amendment.    No modification, change or amendment of this Agreement or any of its provisions will be valid, unless in writing and signed by both parties.

        13.    Applicable Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict of law principles.

        IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts by the parties hereto on the date and year first above written.

AIMC:	AMERICAN IRONHORSE MOTORCYCLE COMPANY, INC.
	By:	/s/ MICHAEL H. STONE Michael H. Stone Chairman of the Board

Xponential:	XPONENTIAL, INC.
	By:	/s/ ROBERT W. SCHLEIZER Robert W. Schleizer Chief Financial Officer

MANAGEMENT AGREEMENT ASSIGNMENT

        This Management Agreement Assignment, dated November 3, 2003, is between Xponential, Inc., a Delaware corporation ("Assignor"), and Xponential Advisors, Inc., a Nevada corporation ("Assignee").

        WHEREAS, Assignor has entered into a Management Agreement dated October 3, 2003 (the "Management Agreement"), between Assignor and American IronHorse Motorcycle Company, Inc. ("AIMC"), a copy of which Management Agreement is attached hereto, under which Assignor will provide certain management services to AIMC; and

        WHEREAS, the Management Agreement is assignable by a party with the prior written consent of the other party; and

        WHEREAS, Assignor desires to assign the Management Agreement to Assignee and Assignee desires to accept such assignment.

        NOW, THEREFORE, the parties hereto agree as follows:

1.
Assignor does hereby sell, assign, transfer and set unto Assignee all of Assignor's right and obligations under the Management Agreement, and Assignee hereby accepts such assignment.

2.
Assignor does hereby represent and warrant that: (a) the Management Agreement is in full force and effect and enforceable in accordance with its terms and Assignor is not in default thereunder; and (b) Assignor has the legal right to enter into this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

XPONENTIAL, INC. Assignor		XPONENTIAL ADVISORS, INC. Assignee
By:	/s/ ROBERT W. SCHLEIZER Robert W. Schleizer Chief Financial Officer	By:	/s/ ROBERT W. SCHLEIZER Robert W. Schleizer Chief Financial Officer

        ACCEPTED AND AGREED TO this
3rd day of November, 2003:

AMERICAN IRONHORSE MOTORCYCLE COMPANY, INC.
By:	/s/ JOHN R. BOUDREAU John R. Boudreau President

AMENDMENT TO MANAGEMENT AGREEMENT

        This Amendment to Management Agreement ("Amendment") is made and entered into this 3rd day of November, 2003 by and between American IronHorse Motorcycle Company, Inc. ("AIMC") and Xponential Advisors, Inc. ("Advisors").

        For and in consideration of the covenants, terms and conditions of the October 3, 2003 Management Agreement by and between AIMC and Xponential, Inc., as assigned by Xponential, Inc. to Advisors on November 3, 2003 (the "Agreement"), and the mutual benefits to AIMC and Advisors established by this Amendment, AIMC and Advisors agree as follows:

1.
Section 2 of the Management Agreement is amended to read in full as follows:

  "2.    Executive Management Fee.    For its management services, Xponential Advisors, Inc. will receive a management fee of $5,700 per week plus twenty-five (25) shares of Common Stock of AIMC for each hour worked by Robert W. Schleizer."

2.
Reaffirmation of the Agreement and Other Documents.    Except as modified herein, all of the covenants, terms and conditions of the Agreement, and all documents, instruments and agreements executed in conjunction therewith, remain in full force and effect and are hereby ratified and reaffirmed in all respects. In the event of any conflict, inconsistency or incongruity between the terms and conditions of this Amendment and the covenants, terms and conditions of the Agreement or any documents, instruments or agreements executed in conjunction therewith, the terms and conditions of this Amendment shall govern and control.

        IN WITNESS WHEREOF, this Amendment has been executed in multiple counterparts by the parties hereto on the date and year first above written.

AIMC:	AMERICAN IRONHORSE MOTORCYCLE COMPANY, INC.
	By:	/s/ JOHN R. BOUDREAU John R. Boudreau President
Advisors:	XPONENTIAL ADVISORS, INC.
	By:	/s/ ROBERT W. SCHLEIZER Robert W. Schleizer Chief Financial Officer

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  EXHIBIT 10.12
MANAGEMENT AGREEMENT
MANAGEMENT AGREEMENT ASSIGNMENT
AMENDMENT TO MANAGEMENT AGREEMENT